As filed with the Securities and Exchange Commission on November 3, 2014

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________

B/E AEROSPACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		06-1209796 (I.R.S. Employer Identification Number)
1400 Corporate Center Way Wellington, Florida 33414 (Address of Registrant’s principal executive offices)

Restricted Stock Inducement Award Agreement for Joseph T. Lower
(Full title of the plan)
______________

Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer
B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
(561) 791-5000
 (Name, address and telephone number of agent for service)

______________
Copies to:
John J. Cannon, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-8159

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Restricted Stock Subject to the Initial Equity Grant to Joseph T. Lower under his Restricted Stock Inducement Award Agreement with B/E Aerospace, Inc.	30,894 shares	$74.25	$2,293,879.50	$266.55

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers an aggregate of 30,894 shares of Common Stock, par value $0.01 per share (the “Common Stock”) issued under the Restricted Stock Inducement Award Agreement for Joseph T. Lower (the “Inducement Award Agreement”).  In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Inducement Award Agreement being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee.  Estimated based on the average of the high and low prices of the Common Stock, par value $0.01 per share, reported on the Nasdaq  National Market on October 31, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to an employment inducement grant of 30,894 shares of restricted Common Stock, par value $0.01, of B/E Aerospace, Inc. (the “Registrant”) to Mr. Joseph T. Lower (the “Inducement Grant”).  The Inducement Grant was made outside of the Registrant’s 2005 Long-Term Incentive Plan as a material inducement to the decision by Mr. Lower to accept employment as the Registrant’s Vice President, Finance, effective November 1, 2014, and as the Registrant’s Vice President and Chief Financial Officer upon the effectiveness of the separation of KLX Inc. from the Registrant.

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013; and

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2013, including the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ending on March 31, 2014, June 30, 2014, and September 30, 2014, and the Registrant’s Current Reports on Form 8-K filed on January 6, 2014, June 3, 2014, June 13, 2014, July 17, 2014, August 29, 2014, September 15, 2014, and October 6, 2014; and

(c)
The description of the Registrant’s Common Stock contained in the Prospectus filed as part of the Registrant’s Registration Statement on Form S-1 (No. 33-33689) as amended, filed with the Commission on March 7, 1990 pursuant to Section 12 of the Exchange Act, and the description of the attached stockholder rights described in the Registrant’s Registration Statement on Form 8-K, filed with the Commission on November 18, 1998.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or issued or which deregisters all securities then remaining unsold or unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

(a)           Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

(b)           Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

(c)           Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of each director and officer of the Registrant against liabilities and expenses (including legal fees) arising from any threatened, pending or contemplated legal proceeding to which he may be a party or with which he may become involved by reason of being or having been an officer or director of the Registrant.  Such indemnification is authorized to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(b)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, B/E Aerospace, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 3rd day of November, 2014.

B/E AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Amin J. Khoury and Thomas P. McCaffrey as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of November, 2014.

Signature	Title

/s/ Amin J. Khoury	Chairman and Chief Executive Officer
Amin J. Khoury	(Principal Executive Officer)

/s/ Thomas P. McCaffrey	Senior Vice President and Chief Financial Officer
Thomas P. McCaffrey	(Principal Financial and Accounting Officer)

/s/ David J. Anderson	Director
David J. Anderson

/s/ Richard G. Hamermesh	Director
Richard G. Hamermesh

/s/ Jonathan M. Schofield	Director
Jonathan M. Schofield

/s/ Michael F. Senft	Director
Michael F. Senft

/s/ Mary M. VanDeWeghe	Director
Mary M. VanDeWeghe

/s/ John T. Whates	Director
John T. Whates

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1/A, as amended (No. 33-33689), filed with the Commission on April 18, 1990).

4.2
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992).

4.3
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-60209), filed with the Commission on December 21, 1998).

4.4
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-112493), as amended, filed with the Commission on February 13, 2004).

4.5
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed with the Commission on August 7, 2006).

4.6
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2012, filed with the Commission on August 8, 2012).

4.7
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2014, filed with the Commission on July 30, 2014).

4.8	Amended and Restated By-Laws (incorporated herein by reference to the Registrant’s Transitional Report on Form 10-K dated December 31, 2002, filed with the Commission on March 26, 2003).

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

99.1	Press Release, dated November 1, 2014, issued by the Registrant.*

99.2	Form of Restricted Stock Inducement Award Agreement between the Registrant and Joseph T. Lower.*

* Filed herewith